Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company	Contact: Liz Cougot
4951 Lake Brook Drive	Phone: (804) 747-3120
Glen Allen, Virginia 23060-9272	Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

September 29, 2005

HILB ROGAL & HOBBS APPOINTS F. MICHAEL CROWLEY AS PRESIDENT

RICHMOND, VA - Hilb Rogal & Hobbs Company (NYSE: HRH), the world’s 10th largest insurance and risk management intermediary, announced today that it has appointed F. Michael Crowley to the position of president. In this role, Crowley will have overall responsibility for profit and loss, revenue growth, trading relationships and executive management of HRH’s more than 120 retail insurance operations.

Crowley joined HRH as executive vice president and national director for property and casualty in 2004. He has been instrumental in developing HRH’s strategies for risk management and middle-market property and casualty accounts, attracting and retaining top industry talent and maintaining strong relationships with national and regional insurance companies. Prior to joining HRH, Crowley was president and chief operating officer and ultimately vice chairman of Palmer & Cay, Inc. During his 13-year tenure at Palmer & Cay, the company grew from a small regional firm to a Top 20 US brokerage company. His career began in 1974 with Johnson and Higgins, where he served in several senior management positions including senior vice president, Virginia operations.

HRH Chairman and Chief Executive Officer Martin L. (Mell) Vaughan, III said, “Since joining HRH last year, Mike has made significant progress executing a number of key directives of the company’s strategic plan. He is eminently qualified to serve in this capacity and has gained the trust and respect of the company’s leadership group. I am confident that he will continue to provide strong operational leadership across the company and seasoned advice as a key member of the HRH senior management team.”

“While my time with HRH has been brief, I am confident that our associates possess the passion, talent and resources necessary to make HRH a major force in the insurance brokerage industry,” Crowley said. “I look forward to working closely with all of our associates with the mission of helping HRH carry on its long-standing tradition of delivering significant value to clients while conducting business in a way that continues to earn the respect of those clients, our markets and our competitors.”

Hilb Rogal & Hobbs Company is the eighth largest insurance and risk management intermediary in the U.S. and 10th largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found on the internet at www.hrh.com.

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